UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

SCHEDULE 14A

______________________

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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EDTECHX HOLDINGS ACQUISITION CORP.
(Name of Registrant as Specified In Its Charter)

______________________________________________________________

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EDTECHX HOLDINGS ACQUISITION CORP.
c/o IBIS Capital Limited
22 Soho Square
London W1D 4NS
United Kingdom

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 26, 2020

TO THE STOCKHOLDERS OF EDTECHX HOLDINGS ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that an annual meeting of stockholders of EdtechX Holdings Acquisition Corp. (“EdtechX”, “we,” “our” and similar terms), a Delaware corporation, will be held at 10:00 a.m. eastern daylight time, on March 26, 2020, at the offices of Graubard Miller, EdtechX’s counsel, at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174. You are cordially invited to attend the annual meeting, which will be held for the following purposes:

(1)    to consider and vote upon a proposal to adopt the Agreement and Plan of Reorganization, dated as of December 12, 2019 (“Merger Agreement”), by and among EdtechX, Meten EdtechX Education Group Ltd., a Cayman Islands exempted company (“Holdco”), Meten Education Inc., a Delaware corporation and wholly owned subsidiary of Holdco (“EdtechX Merger Sub”), Meten Education Group Ltd., a Cayman Islands exempted company and wholly owned subsidiary of Holdco (“Meten Merger Sub”, and together with EdtechX Merger Sub, the “Merger Subs”), and Meten International Education Group, a Cayman Islands exempted company (“Company”) which, among other things, provides for (i) Meten Merger Sub to merge with and into the Company, with the Company being the surviving entity of such merger (the “Meten Merger”) and becoming a wholly-owned subsidiary of Holdco and (ii) EdtechX Merger Sub to merge with and into EdtechX, with EdtechX being the surviving entity of the merger (the “EdtechX Merger” and together with the Meten Merger, the “Mergers”) and becoming a wholly-owned subsidiary of Holdco, and to approve the Mergers contemplated by the Merger Agreement — we refer to this proposal as the “merger proposal”;

(2)     to consider and vote upon a proposal to elect nine (9) directors to the board of directors of Holdco to serve until their successors are duly elected and qualified — we refer to this proposal as the “director proposal”;

(3)    to approve the following material differences between EdtechX’s amended and restated certificate of incorporation and Holdco’s agreement and memorandum of association to be effective upon the consummation of the business combination: (i) the name of the new public entity will be “Meten EdtechX Education Group Ltd.” as opposed to “EdtechX Holdings Acquisition Corp.”; (ii) Holdco has 500,000,000 ordinary shares authorized, as opposed to EdtechX having 25,000,000 authorized shares of common stock and 1,000,000 authorized shares of preferred stock; (iii) Holdco’s corporate existence is perpetual as opposed to EdtechX’s corporate existence terminating if a business combination is not consummated by EdtechX within a specified period of time; and (iv) Holdco’s constitutional documents do not include the various provisions applicable only to special purpose acquisition corporations that EdtechX’s charter contains — we refer to these proposals as the “charter proposals”

(4)    to consider and vote upon a proposal to adjourn the annual meeting to a later date or dates, if necessary, if the parties are not otherwise able to consummate the Mergers contemplated by the Merger Agreement — we refer to this proposal as the “adjournment proposal”; and

(5)    to transact any and all other business that may properly come before the annual meeting or any continuation, postponement, or adjournment thereof.

A summary of the key highlights of the Mergers is attached to this notice as Annex A.

After careful consideration, EdtechX’s board of directors has determined that the merger proposal, the director proposal, the charter proposals, and the adjournment proposal are fair to and in the best interests of EdtechX and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the merger proposal, “FOR” the election of all of the persons nominated for election as directors in the director proposal, “FOR” the charter proposals, and “FOR” the adjournment proposal, if presented.

Consummation of the Mergers contemplated by the Merger Agreement is conditional on approval of each of the merger proposal, director proposal and charter proposals. Accordingly, if any one of the merger proposal, director proposal, or charter proposals is not approved, the Mergers will not occur (though the adjournment proposal may potentially be presented) unless the parties waive this condition to closing.

EdtechX’s board of directors has fixed February 24, 2020 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting or any adjournment thereof. Only holders of record of EdtechX common stock at the close of business on February 24, 2020 are entitled to notice of the annual meeting and to vote and have their votes counted at the annual meeting and any adjournments or postponements of the annual meeting.

EdtechX will send you a proxy statement containing additional information about the merger proposal, the director proposal, the charter proposals, and the adjournment proposal, along with a proxy card and instructions on how to submit a proxy. When available, please review the proxy statement, proxy card, and instructions carefully.

All EdtechX stockholders are cordially invited to attend the annual meeting in person. To ensure your representation at the annual meeting, however, you are urged to complete, sign, date and return the proxy card once sent to you as soon as possible. If you are a stockholder of record of EdtechX common stock, you may also cast your vote in person at the annual meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the annual meeting and vote in person, obtain a proxy from your broker or bank.

A complete list of EdtechX stockholders of record entitled to vote at the annual meeting will be available for ten days before the annual meeting at the principal executive offices of EdtechX for inspection by stockholders during ordinary business hours for any purpose germane to the annual meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the annual meeting or not, please sign, date and return the enclosed proxy card once sent to you as soon as possible in the envelope that will be provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

March 6, 2020

By Order of the Board of Directors
/s/ Benjamin Vedrenne-Cloquet
Benjamin Vedrenne-Cloquet
Chief Executive Officer

ALL EDTECHX PUBLIC STOCKHOLDERS HAVE THE RIGHT TO HAVE THEIR SHARES OF COMMON STOCK CONVERTED INTO CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC STOCKHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE MERGER PROPOSAL IN ORDER TO HAVE THEIR SHARES CONVERTED INTO CASH. THIS MEANS THAT ANY PUBLIC STOCKHOLDER HOLDING SHARES OF EDTECHX COMMON STOCK MAY EXERCISE CONVERSION RIGHTS REGARDLESS OF WHETHER THEY VOTE ON THE MERGER PROPOSAL OR IF THEY ARE HOLDERS OF RECORD ON THE RECORD DATE. TO EXERCISE CONVERSION RIGHTS, HOLDERS MUST TENDER THEIR STOCK TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, EDTECHX’S TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE ANNUAL MEETING. YOU MAY TENDER YOUR STOCK BY EITHER DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING CONTINENTAL STOCK TRANSFER & TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE CONVERTED INTO CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR CONVERSION RIGHTS.

Annex A

SUMMARY OF THE MATERIAL TERMS OF THE TRANSACTIONS

•        EdtechX Holdings Acquisition Corp., a Delaware corporation (“EdtechX”), Meten EdtechX Education Group Ltd., a Cayman Islands exempted company (“Holdco”), Meten Education Inc., a Delaware corporation and wholly owned subsidiary of Holdco (“EdtechX Merger Sub”), Meten Education Group Ltd., a Cayman Islands exempted company and wholly owned subsidiary of Holdco (“Meten Merger Sub”, and together with EdtechX Merger Sub, the “Merger Subs”), and Meten International Education Group, a Cayman Islands exempted company (the “Company” or “Meten”), are parties to an Agreement and Plan of Reorganization (as amended or supplemented from time to time, the “Merger Agreement”), dated as of December 12, 2019.

•        Meten, headquartered in Shenzhen, Guangdong Province, China, which is considered the Chinese Silicon Valley, is a market leader in English language training (“ELT”) in China, with a number one ranked position in the general adult ELT segment in terms of revenue in 2018, according to Frost & Sullivan. Meten focuses on providing industry leading English language and future skills training for a growing market of Chinese students and young professionals. Meten operates an omnichannel (retail and digital) business comprising a nationwide network of 149 learning centers (covering 36 cities in 18 provinces) under the brands Meten (adult and junior ELT services) and ABC (primarily junior ELT services), as well as the popular English language digital tutoring platform for students and young professionals, “Likeshuo”. Meten’s business plans include pursuing market consolidation in China and rolling out Meten’s existing omnichannel distribution platform, combining digital delivery and strategic retail presence, across a total addressable market of more than 600 cities in China.

•        Holdco was formed to serve as a holding company for Meten and EdtechX after consummation of the Mergers contemplated by the Merger Agreement. Each of the Merger Subs was formed solely as a vehicle for consummating the Mergers, and currently is a wholly owned subsidiary of Holdco.

•        Pursuant to the Merger Agreement, (i) Meten Merger Sub will merge with and into the Company, with the Company being the surviving entity of such merger (the “Meten Merger”) and becoming a wholly-owned subsidiary of Holdco and (ii) EdtechX Merger Sub will merge with and into EdtechX, with EdtechX being the surviving entity of the merger (the “EdtechX Merger” and together with the Meten Merger, the “Mergers”) and becoming a wholly-owned subsidiary of Holdco.

•        Upon consummation of the Meten Merger, the shareholders of Meten will receive their pro rata portion of an aggregate of up to 48,391,607 Holdco Ordinary Shares. EdtechX will be required to pay cash to electing Meten shareholders, in an amount equal to 50% of the excess of the remaining cash at closing over $30 million (after taking into account conversions elected by EdtechX’s public stockholders and together with the proceeds arising from private placements) up to an aggregate of $10 million (“Cash Election”). Cash consideration paid will reduce the Holdco Ordinary Shares issuable to the Meten shareholders.

•        The shareholders of Meten who continue to hold Holdco Ordinary Shares through certain earnout measurement dates will also have the right to receive their pro rata portion of up to an additional 11,000,000 Holdco Ordinary Shares (“Contingent Shares”) as follows: (i) 4,000,000 Contingent Shares if the reported closing sale price of Holdco’s ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days at any time before December 31, 2022, and (ii) 7,000,000 Contingent Shares if the reported closing sale price of the Holdco Ordinary Shares equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days during the fiscal year ending December 31, 2023. The earnout conditions operate independently. There is no “catch up” mechanism; Contingent Shares not earned in a prior earnout period will not be earnable in a subsequent period.

•        If the EdtechX Stockholders approve the merger proposal, immediately prior to the consummation of the Business Combination, all outstanding units of EdtechX (each of which consists of one share of common stock of EdtechX and one redeemable warrant of EdtechX) will separate into their individual components of shares of common stock of EdtechX and warrants of EdtechX, and such unit will cease separate existence and trading. Upon consummation of the EdtechX Merger, (i) each share of EdtechX common stock outstanding on the closing date will be exchanged for the right to receive one Holdco Ordinary Share, except that holders of shares of EdtechX common stock sold in EdtechX’s initial public offering will be entitled to elect instead to receive a pro rata portion of EdtechX’s trust account, as provided in EdtechX’s charter documents, (ii) each outstanding warrant of EdtechX will entitle the holder to purchase one Holdco Ordinary Share at a price of $11.50 per share, and (iii) each outstanding unit purchase option will remain outstanding but will be deemed to have been converted to represent the right to purchase one Holdco Unit.

•        Immediately following the consummation of the Mergers, without giving effect to any conversions of EdtechX public shares and cash payments to Meten shareholders in lieu of Holdco Ordinary Shares, we estimate that the EdtechX stockholders will hold approximately 14% of the issued and outstanding Holdco Ordinary Shares (assuming no conversions of EdtechX public shares, no Cash Election is made, and without taking into effect securities which may be issued pursuant to the Azimut Investment or in a Financing) and the shareholders of Meten will hold approximately 86% of the issued and outstanding Holdco Ordinary Shares (assuming no conversions of EdtechX public shares, no Cash Election is made, and without taking into effect securities which may be issued pursuant to the Azimut Investment or in a Financing). All of the Holdco Ordinary Shares to be issued and outstanding at the completion of the Mergers will be of a single class with equal rights with each Holdco Ordinary Share having one vote per share.

•        Certain of the Meten shareholders will enter into lock-up agreements with Holdco (“Lock-up Agreements”) pursuant to which they will agree not to transfer the Holdco Ordinary Shares received as consideration in the Meten Merger (including any Contingent Shares, if and when issued), until, with respect to 50% of such Holdco Ordinary Shares, the earlier of the date that is six months after the closing of the Mergers and the date on which the closing price of the Holdco Ordinary Shares equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period after closing, and with respect to the remaining 50% of such Holdco Ordinary Shares, one year after the closing of the Mergers, subject in each case to earlier release of the shares if certain conditions are met. All other Meten shareholders will agree not to transfer the Holdco Ordinary Shares received by them as consideration in the Meten Merger (including any Contingent Shares, if and when issued) until the date that is at least three months after the closing.

•        Certain shareholders of EdtechX, including affiliates of Benjamin Vedrenne-Cloquet and Charles McIntyre, will enter into an amended stock escrow agreement and a lock-up agreement pursuant to which the Holdco Ordinary Shares and Holdco Warrants to be issued to them will remain subject to the escrow and/or transfer restrictions as set forth in the existing stock escrow agreement entered into by such persons in connection with EdtechX’s initial public offering, i.e. they will agree not to transfer the related Holdco Ordinary Shares and Holdco Warrants received as consideration in the Meten Merger, until, with respect to 50% of such Holdco Ordinary Shares and Holdco Warrants, the earlier of the date that is six months after the closing of the Mergers and the date on which the closing price of the Holdco Ordinary Shares equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period after closing, and with respect to the remaining 50% of such Holdco Ordinary Shares and Holdco Warrants, six months after the closing of the Mergers, subject in each case to earlier release of the shares if certain conditions are met.

•        At the closing of the Mergers, Holdco will enter into a Registration Rights Agreement providing the shareholders of Meten with certain demand registration rights and piggy-back registration rights with respect to registration statements filed by Holdco after the closing. Additionally, EdtechX and Holdco will amend any existing registration rights agreements to which it is a party or similar agreements or instruments to which it is a party providing for registration rights with respect to EdtechX’s securities held by any person such that, after giving effect to the Mergers, the Holdco securities held by former EdtechX securityholders will have the same registration rights as they currently have.

•        In connection with EdtechX’s initial public offering, Azimut Enterprises Holdings S.r.l. (the “Azimut Investor”) entered into a contingent forward purchase agreement (the “Forward Purchase Contract”) with EdtechX to purchase, in a private placement to occur concurrently with the consummation of the Mergers, up to 2,000,000 units at $10.00 per unit (or up to an aggregate purchase price of $20,000,000), on substantially the same terms as the sale of units in EdtechX’s initial public offering. In connection with the execution of the Merger Agreement, the Azimut Investor irrevocably consented to purchase up to 2,000,000 units for $20,000,000 at the closing of the transactions contemplated by the Merger Agreement (the “Azimut Investment”). On February 26, 2020, EdtechX and Holdco jointly notified the Azimut Investor that it would be required to purchase 2,000,000 units of EdtechX, for an aggregate investment of $20,000,000, upon the closing of the business combination, representing the full amount of the Azimut Investor’s investment under the Forward Purchase Contract.

•        EdtechX and Meten agreed to use their commercially reasonable efforts to arrange and obtain financing in the range of $20,000,000 and $100,000,000 (which does not include the Azimut Investment) from the sale of equity securities of Holdco (a “Financing”). On February 28, 2020, Holdco entered into a forward purchase contract with an unaffiliated investor (a “PIPE investor”) pursuant to which such PIPE investor agreed to purchase, in a private placement to occur concurrently with the consummation of the Business Combination, an aggregate of 600,000 Holdco Shares at $10.00 per share, for an aggregate investment of $6 million.

•        At closing of the Mergers, EdtechX, Holdco, Meten and certain shareholders of Meten and stockholders of EdtechX will enter into a voting agreement pursuant to which they will agree to nominate nine members to the board of directors of Holdco, including Benjamin Vedrenne-Cloquet and Charles McIntyre, EdtechX’s Chief Executive Officer and Chairman of the Board, respectively, and Jishuang Zhao, Siguang Peng and Yupeng Guo, the founders of Meten, and Yongchao Chen, and to take all actions necessary to vote all Holdco ordinary shares beneficially owned by them for the election of such persons until the third anniversary of the closing. Relatedly, the Merger Agreement provides that Messrs. Vedrenne-Cloquet and McIntyre will each be paid the following compensation annually for their board service through 2023: (i) $120,000 in cash, and (ii) 20,000 Holdco Ordinary Shares. The first year’s installment of the foregoing board of director fees will be paid to Messrs. Vedrenne-Cloquet and McIntyre upon closing of the Mergers. The following years’ board fees will be paid on the anniversary of the closing date.

•        The Agreement provides for mutual indemnification by EdtechX and Meten for breaches of their respective representations, warranties, and covenants. Claims for indemnification are subject to a de minimis per-claim threshold, an aggregate threshold, and a cap.

•        Upon completion of the Mergers, assuming election by the stockholders of EdtechX, the directors of Holdco will be Benjamin Vedrenne-Cloquet and Charles McIntyre, EdtechX’s Chief Executive Officer and Chairman of the Board, respectively, Jishuang Zhao, Siguang Peng and Yupeng Guo, the founders of Meten, Yongchao Chen, Yanli Chen, Zhiyi Xie, and Ying Chen. The executive officers of Holdco will be Mr. Siguang Peng as the chief executive officer and Mr. Ng Kwok Yin as the chief financial officer.

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